AMENDMENT TO PURCHASE AGREEMENT
                        -------------------------------

         This AMENDMENT TO PURCHASE AGREEMENT, dated as of May 30, 2002 (this "Amendment"), is entered into by an between Biotherapies Incorporated, a Michigan corporation ("Seller"), and Genesis Bioventures, Inc., a New York corporation (Buyer").

                                    RECITALS

         WHEREAS, Buyer owns 2,166,300 shares of the issued and outstanding capital stock of Seller;

         WHEREAS, Buyer and Seller are parties to the Purchase Agreement, dated November 30, 2001 (the "Purchase Agreement"), whereby Seller sold to Buyer all of the membership interest in Biomedical Diagnostics Division, LLC, a Michigan limited liability company (the "LLC") owned by the Seller (the "LLC Units");

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Seller and Buyer hereby agree as follows:

Section 2.4 (a) of the Purchase Amendment is hereby amended to read as follows:

         2.4 ADDITIONAL PURCHASE PRICE. In a addition to the Base Purchase Price, Buyer shall pay to Seller (the :ADDITIONAL PURCHASE PRICE"):

               (a) One Million Five Hundred Thousand Dollars ($1,500,000) (the "Additional Funds") in immediately available funds prior to May 30, 2002, payable by wire transfer to an account designated in writing by Seller. Buyer hereby agrees to pay Seller a penalty of $500.00 per day for each day after May 30, 2002, that the Additional Funds remain outstanding (the "Penalty Charge"); provided, however, that after August 31, 2002, Seller shall accept the following common shares in lieu of the Penalty Charge:

                    (i) If the Additional Funds have not been paid by September
               1, 2002, then Buyer shall transfer 164,864 common shares of Seller's capital stock to Seller as of September 1, 2002 and as consideration for Seller's forbearance,

                    (ii) If the Additional Funds have not been paid by October
               1, 2002, then Buyer shall transfer an additional 329,727 common shares of Seller's capital stock to Seller as of October 1, 2002 and as consideration for Seller's forbearance,

                    (iii) If the Additional Funds have not been paid by November
               1, 2002, then Buyer shall transfer an additional 329,728 common shares of Seller's capital stock to Seller as of November 1, 2002 and as consideration for Seller's forbearance, or



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                    (iv) If the Additional Funds have not been paid by December
               1, 2002, then (A) buyer shall transfer an additional 601,094 common shares of Seller's capital stock to Seller as of December 1, 2002 and as consideration for Seller's forbearance, and (B) any further obligations of Buyer to pay Seller the Additional Funds shall be deemed satisfied as of December 1, 2002; and

         All other terms and conditions of the Purchase Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned Buyer and Seller have caused this Agreement to be duly executed as of the date first written above.

                                BUYER:

                                GENESIS BIOVENTURES, INC.

                                 By: /s/ E. GREG MCCARTNEY
                                     ---------------------
                                 E. Greg McCartney
                                 Chairman, President and Chief Executive Officer

                                 SELLER:

                                 BIOTHERAPIES INCORPORATED

                                 By: /S/ RICHARD K. TUNSTALL
                                     -----------------------
                                     Richard K. Tunstall
                                     Chief Financial Officer



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